6480 Via Del Oro  /  San Jose, CA 95119  /  +1-408-579-2800  /  www.extremenetworks.com

Exhibit 10.43

May 27, 2020

VIA EMAIL TO

Joe Vitalone

[address]

Dear Joe:

We are pleased to offer you a position with Extreme Networks, Inc. (the “Company”) as Chief Revenue Officer, reporting to Ed Meyercord and working remotely in Texas. This offer and your employment relationship with the Company are subject to the terms and conditions of this offer letter (“Offer Letter”).

Should you decide to join us, your anticipated start date with Extreme will be June 22, 2020 (“Hire Date”).  This is an exempt position, which means that you will be expected to work the hours necessary, including extended hours, to complete your job duties. You will receive an annual salary of $400,000, less applicable taxes and withholdings, paid twice monthly, in accordance with the Company’s normal payroll procedures.  The Company may change your position, supervisor, duties, compensation, and work location from time to time as it deems appropriate.

Company Bonus Plan

As an employee of the Company, you will be eligible to participate in the Extreme Incentive Bonus Plan with a target of 100% of your eligible earnings received during the plan’s performance period, less applicable taxes and withholdings. Eligible earnings generally include regular and premium wages received for time worked, and paid time off including observed holidays and vacations.  Eligible earnings generally do not include business reimbursements, allowances, accrued retirement or severance benefits, or payments made to you by third party insurers even when these payment types are available to you because of your employment with the Company.  Your payout is subject to the achievement of specific corporate performance objectives and the eligibility requirements of the Extreme Incentive Bonus Plan, and may be adjusted based on your personal contributions and performance. You must be an active employee of the Company at the time of payout to participate in and receive the Incentive Bonus Plan payout.  The terms and conditions of the then-current Extreme Incentive Bonus Plan control any calculation and payout, and Company reserves the right to amend or terminate the Extreme Incentive Bonus Plan and/or any component of the Extreme Incentive Bonus Plan at any time and for any reason, without advance notice to any employee.

You will be guaranteed a minimum Extreme Incentive Bonus Plan payout of $100,000 for the first half of fiscal year 2021 (July – December 2020).

6480 Via Del Oro  /  San Jose, CA 95119  /  +1-408-579-2800  /  www.extremenetworks.com

Time-Vesting Restricted Stock Units

Subject to the approval of the Compensation Committee of the Company, you will receive a grant of 400,000 Restricted Stock Units (“RSUs”).  The RSUs will vest fully over three (3) years, with one-third (1/3) of the RSUs vesting upon the one (1) year anniversary of the vesting commencement date and the remaining RSUs vesting quarterly thereafter.  Each RSU constitutes the right to receive one share of Company common stock upon vesting.  All vesting rights to any RSUs offered hereunder will also be subject to your continued employment with the Company at the time of vesting.  Your RSU grant is further conditioned on your execution of the Company’s standard form of employee RSU Agreement, and will be governed by and subject to the terms of that RSU Agreement and the Company’s 2013 Equity Incentive Plan and the terms of the Company’s Change in Control Severance Plan.

Severance

If you are terminated by the Company other than for “Cause” (or following a change of control, which is addressed below), you will be eligible for severance pursuant to the Company’s severance plan in effect at the time of termination based on your position in the Company.  For the purposes of this section, “Cause” is defined pursuant to Appendix A to the Company’s Change in Control Severance Plan which is attached.

Executive Change in Control Severance

The Company also has a policy of providing an Executive Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company.  Contingent upon approval by the Compensation Committee, those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those standard terms currently in effect for similarly situated executives of the Company.  A copy of the Change in Control Severance Plan and your Participation Agreement have been enclosed.

Additional Benefits

As a Company employee, you also are eligible to receive standard employee benefits under the Company’s benefit plans. Details about these benefits will be provided by the Human Resources Department.  The Company may modify benefits as it deems appropriate.  You also will be expected to abide by the Company’s rules, regulations, policies and procedures as communicated to you from time to time in our Employee Handbook, as it may be modified, or otherwise.

Employment At-Will

If you choose to accept this offer, while we look forward to a productive and enjoyable work relationship, you will be an at-will employee of the Company.  This means that your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without “Cause” or advance notice. This at-will employment status cannot be modified except in a written document signed by you and by the Chief People Officer of the Company.

6480 Via Del Oro  /  San Jose, CA 95119  /  +1-408-579-2800  /  www.extremenetworks.com

Section 16 Officer

With this position, you will be designated as a Section 16 Officer of the Company.  As you are undoubtedly aware, this designation brings certain SEC reporting requirements.  Should you have any questions regarding your obligations as a Section 16 Officer, please do not hesitate to contact Katy Motiey, the Chief Administrative Officer and General Counsel.

Outside Activities

You agree to terminate any other employment, consulting, or similar engagement you may now have by your Hire Date.  You further agree to limit your outside board positions to no more than one company, which position will be cleared with the CEO and the Board of Directors of the Company in advance of accepting another position.

Arbitration

In the event of any dispute or claim relating to or arising out of this offer letter, any agreements entered into between you and the Company, our employment relationship, or the termination of the employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassement), you and the Company agree that all such disputes shall be fully, finally, and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury.  The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

Background Check and Confidentiality Obligations

This offer is contingent upon the successful completion of our background investigation of you, your signing and returning the enclosed Employee Confidential Information and Assignment of Inventions Agreement, and upon your ability to provide the Company documentary evidence of your identity and eligibility for employment in the United States.  Please provide such documentation, as identified in the I-9, no later than your first day of employment. Your failure to comply with any of these conditions gives the Company the right to revoke this offer or immediately terminate our employment relationship with you.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company.  By accepting this offer of employment and signing this Offer Letter, you acknowledge that you will be able to perform those duties within these guidelines.  You also agree that you will not bring onto the Company’s premises or use in your work for the Company any confidential documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

To indicate your acceptance of the Company’s offer, please sign and date this Offer Letter in the space provided below, and scan and return it to Dean Chabrier at Extreme Networks by email at dchabrier@extremenetworks.com. This offer will remain in effect until the close of business three (3) business days following the date of this Offer Letter.

6480 Via Del Oro  /  San Jose, CA 95119  /  +1-408-579-2800  /  www.extremenetworks.com

This Offer Letter, along with any agreements referenced above, constitutes the entire agreement between you and the Company concerning the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This Offer Letter may not be modified or amended except by a subsequent written agreement signed by you and the Chief People Officer of the Company; provided however, that the Company may, in its sole discretion, elect to modify your position, supervisor, compensation, duties, benefits, or work location without any further agreement from you.

Joe, we very much look forward to welcoming you to the Extreme Networks team, and we believe you will make a fantastic contribution to the Company.

Sincerely,

EXTREME NETWORKS, INC.

/s/ Dean Chabrier

Dean Chabrier

Chief People Officer

I accept employment with Extreme Networks, Inc. and agree to the terms set forth in this Offer Letter.

/s/ Joe VitaloneMay 28, 2020 | 5:17:51 AM PDT

________________________________              _________________________

Joe Vitalone                                                           Date

Attachments:

-	Employee Confidential Information and Assignment of Inventions Agreement
-	Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan
-	Extreme Networks, Inc. Executive Change in Control Severance Plan

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